FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2004

Commission file number 1-12579

OGE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Oklahoma (State or other jurisdiction of incorporation or organization)	73-1481638 (I.R.S. Employer Identification No.)

321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(Address of principal executive offices)
(Zip Code)

405-553-3000
(Registrant’s telephone number, including area code)

Item 5. Other Events

        OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 728,000 customers in Oklahoma and western Arkansas, and Enogex Inc. and its subsidiaries (“Enogex”), a natural gas pipeline business with principal operations in Oklahoma and Arkansas.

        On July 9, 2004, the Company issued a press release announcing that OG&E has completed its $160 million acquisition of a 77 percent interest in the McClain Power Plant from NRG McClain LLC. This press release is furnished as Exhibit 99.01 and incorporated herein by reference.

Item 7. (c) Exhibits

Exhibit Number	Description
99.01	Press release dated July 9, 2004, announcing OG&E Completes McClain Power Plant Acquisition.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP. (Registrant)
By	/s/ Donald R. Rowlett
Donald R. Rowlett Vice President and Controller (On behalf of the registrant and in his capacity as Chief Accounting Officer)

July 13, 2004

Exhibit 99.01

OG&E Completes McClain Power Plant Acquisition

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE) announced today that its electric utility subsidiary, OG&E Electric Services, has completed its $160 million acquisition of a 77 percent interest in the McClain Power Plant from NRG McClain LLC.

The 520-megawatt plant, located in Newcastle, Okla., will be operated by OG&E and continue to be 23 percent-owned by OMPA, the Oklahoma Municipal Power Authority. The acquisition provides OG&E with 400 megawatts of generating capacity while OMPA controls 120 megawatts.

Completion of the transaction followed quickly after a July 2 order from the Federal Energy Regulatory Commission, which approved OG&E’s acquisition of the 77 percent interest in the McClain plant. Including McClain, OG&E has nine power plants with total generating capacity of 6,100 megawatts.

“This acquisition is an important milestone in our ongoing effort to provide our customers with savings and reliability,” said Steven E. Moore, chairman, president and CEO of OGE Energy. “We are pleased to add the efficient McClain facility to our low-cost, flexible fleet of power plants.”

Construction of the McClain plant began in February 2000. OMPA acquired its 23 percent interest in December 2000 and NRG McClain LLC acquired the remaining 77 percent in June 2001, the same month the plant opened.

Using two generating turbines fueled by natural gas, the plant has demonstrated efficiency that OG&E believes will enable the company to deliver at least $75 million of savings to retail electric customers over a three-year period as required by a 2002 rate settlement agreement with the Oklahoma Corporation Commission.

“Our customers have been benefiting during the past year from an agreement we’ve had with NRG to purchase power from the McClain plant,” Moore said. “Today, we’re pleased to announce that we’ve secured those savings for OG&E’s customers for years to come.”

OG&E serves approximately 728,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas. OGE Energy also is the parent company of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma and Arkansas.